Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Computer Software Innovations, Inc. on Post-Effective Amendment No. 2 to Form SB-2 of (1) our report, dated February 28, 2006, related to the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004; and (2) our report, dated October 20, 2006 (except for Note 8, as to which the date is January 2, 2007), related to the financial statements of McAleer Computer Associates, Inc. as of and for the years ended December 31, 2005 and 2004; all of which are appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Elliott Davis, LLC
Elliott Davis, LLC Greenville, South Carolina January 26, 2007